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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ATHEROGENICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 24, 2006
Dear Shareholder:
      You are cordially invited to attend the 2006 Annual Meeting of Shareholders of AtheroGenics, Inc. to be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Wednesday, April 26, 2006, at 9:00 a.m., Eastern Time.
      The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of AtheroGenics during the past year and our plans for the future. Directors and officers of AtheroGenics, as well as representatives from AtheroGenics’ independent registered public accounting firm, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.
      Please mark, date, sign and return your proxy card in the enclosed envelope or submit a proxy through the internet by following the instructions on the proxy card at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

MICHAEL A. HENOS
Chairman of the Board

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2006
       NOTICE HEREBY IS GIVEN that the 2006 Annual Meeting of Shareholders of AtheroGenics, Inc. will be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Wednesday, April 26, 2006 at 9:00 a.m., Eastern Time, for the purposes of considering and voting upon:

1. A proposal to elect three Class III directors to serve until the 2009 Annual Meeting of Shareholders;

2. A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2006;

3. Such other business as properly may come before the annual meeting or any adjournments thereof. The board of directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.
      Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 1, 2006 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board
Alpharetta, Georgia
March 24, 2006
      PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2006
       We are providing this proxy statement to the shareholders of AtheroGenics, Inc. in connection with the solicitation of proxies by AtheroGenics to be voted at the 2006 Annual Meeting of Shareholders and at any adjournments of that meeting. The annual meeting will be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Wednesday, April 26, 2006, at 9:00 a.m., Eastern Time.
      When used in this proxy statement, the terms “we,” “us,” “our” and “AtheroGenics” refer to AtheroGenics, Inc.
      The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is March 24, 2006.
VOTING
General
      The securities that can be voted at the annual meeting consist of common stock of AtheroGenics, no par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the annual meeting is March 1, 2006.
Quorum and Vote Required
      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of AtheroGenics as of the record date is necessary to establish a quorum at the annual meeting and conduct business. As of the record date, 39,345,181 shares of common stock were outstanding and eligible to vote. Accordingly, 19,678,591 shares must be present at the annual meeting either in person or by proxy in order to hold the annual meeting and conduct business. Your shares will be counted as present at the annual meeting if you properly submit a proxy (even if you do not provide voting instructions) or attend the annual meeting and vote in person.
      In voting on the proposal to elect three directors (Proposal 1), shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. This means the three nominees receiving the greatest number of votes will be elected. In accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.
      In voting on the proposal to ratify the audit committee’s appointment of the independent registered public accounting firm (Proposal 2), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, which provides that the proposal is approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present but will not be considered in determining the number of votes required to obtain the necessary vote to approve the proposal.

      Under the rules that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under those rules. These votes are considered as votes cast in determining the outcome of any discretionary proposal. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the annual meeting, they will not be considered as votes cast in determining the outcome of any proposal. AtheroGenics believes that Proposals 1 and 2 are discretionary.
      As of March 1, 2006 (the record date for the annual meeting), the directors and executive officers of AtheroGenics beneficially owned or controlled approximately 1,225,518 outstanding shares of common stock of AtheroGenics, constituting approximately 3.1% of the outstanding common stock. AtheroGenics believes that these holders will vote all of their shares of common stock in favor of each of the two proposals.
Proxies
      Shareholders should specify their choices with regard to each of the two proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to AtheroGenics in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the director nominees and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon these matters according to their judgment.
      Any shareholder delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to the Secretary of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004; (ii) by executing and delivering to the Secretary a proxy card bearing a later date; or (iii) by voting in person at the annual meeting. However, under the rules of the national securities exchanges and the Nasdaq National Market (“Nasdaq”), any beneficial owner of AtheroGenics’ common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of those organizations, as employed by the beneficial owner’s brokerage firm.
      In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. AtheroGenics will bear all expenses incurred in connection with the solicitation of proxies.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information provided to us by each of the following as of March 1, 2006 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.
      Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 1, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

	Common Stock
	Beneficially Owned

			Percent
	Number of		of
Beneficial Owner	Shares		Class

Atticus Management, LLC	5,592,660	(1)	14.2%
152 West 57th Street, 45th Floor New York, New York 10019
Wellington Management Company, LLP	5,223,157	(2)	13.8%
75 State Street Boston, Massachusetts 02109
FMR Corp.	4,936,300	(3)	13.0%
82 Devonshire Street Boston, Massachusetts 02109
Farallon Capital Partners, L.P.	3,400,000	(4)	9.0%
One Maritime Plaza, Suite 1325 San Francisco, California 94111
T. Rowe Price Associates, Inc.	3,353,300	(5)	8.5%
100 E. Pratt Street Baltimore, Maryland 21202
Eastbourne Capital Management, L.L.C	3,119,842	(6)	8.2%
1101 Fifth Avenue, Suite 160 San Rafael, California 94901
Columbia Wanger Asset Management, L.P.	2,005,300	(7)	5.3%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
Russell M. Medford, M.D., Ph.D.	1,679,961	(8)	4.3%
R. Wayne Alexander, M.D., Ph.D.	524,800	(9)	1.3%
Mark P. Colonnese	303,220	(10)	*
Michael A. Henos	217,300	(11)	*
Vaughn D. Bryson	137,832	(12)	*
Robert A. D. Scott, M.D.	105,780	(13)	*
T. Forcht Dagi, M.D.	83,145	(14)	*
William A. Scott, Ph.D.	81,900	(15)	*
David Bearman	57,600	(16)	*
Arthur M. Pappas	45,200	(17)	*
W. Charles Montgomery, Ph. D	43,500	(18)	*
Joseph M. Gaynor, Jr.	—		*
All directors and executive officers as a group (13 persons)	3,280,238	(19)	8.3%

*	Less than one percent (1%) of outstanding shares.

(1)	The amount shown and the following information was provided by Atticus Management, LLC pursuant to a Schedule 13G/ A dated February 14, 2006, indicating beneficial ownership as of December 31, 2005. The Schedule 13G/ A indicates that Atticus Management, LLC has sole voting and dispositive power with respect to 5,592,660 shares. According to the Schedule 13G/ A, Timothy R. Barakett holds shared voting and dispositive power over the shares held by Atticus Management, LLC.

(2)	The amount shown and the following information was provided by Wellington Management Company, LLP pursuant to a Schedule 13G/ A dated February 14, 2006, indicating beneficial ownership as of December 30, 2005. The Schedule 13G/ A indicates that Wellington Management Company, LLP is an investment advisor registered under Section 203 of the Investment Advisor Act of 1940 and has indicated that it has shared voting power with respect to 4,769,087 shares and shared dispositive power with respect to 5,187,157 shares as a result of acting as an investment advisor to various clients.

(3)	The amount shown and the following information was provided by FMR Corp. pursuant to a Schedule 13G/ A dated February 14, 2006, indicating beneficial ownership as of December 31, 2005. The Schedule 13G/ A indicates that FMR Corp., on behalf of certain of its direct and indirect subsidiaries, and Fidelity Management and Research Company, on behalf of certain of its direct and indirect subsidiaries (collectively, “Fidelity”), indirectly held the indicated number of shares. The beneficial ownership of the shares arises in the context of passive investment activities by the various investment accounts managed by Fidelity, and the Board of Trustees of the Fidelity Funds has sole voting and dispositive power over all of the shares indicated. According to the Schedule 13G/ A, Edward C. Johnson 3d and FMR Corp. also hold sole voting and dispositive power over the shares held by Fidelity.

(4)	The amount shown and the following information was provided by Farallon Capital Management, L.L.C. pursuant to a Schedule 13G/ A dated October 11, 2005, indicating beneficial ownership as of September 30, 2005. The Schedule 13G/ A indicates that Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., on behalf of certain of its partnerships (collectively, “Farallon”), indirectly held the indicated number of shares. The beneficial ownership of the shares arises in the context of passive investment activities by the various investment accounts managed by Farallon, and Farallon has shared voting and dispositive power over all of the shares indicated. According to the Schedule 13G/ A, Chun R. Dung, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly also hold shared voting and dispositive power over the shares held by Farallon.

(5)	The amount shown and the following information was provided by T. Rowe Price Associates, Inc. pursuant to a Schedule 13G/ A dated February 14, 2006, indicating beneficial ownership as of December 31, 2005. The Schedule 13G/ A indicates that T. Rowe Price Associates, Inc. is an investment advisor registered under Section 203 of the Investment Advisor Act of 1940 and has indicated that it has sole voting power with respect to 831,400 shares and sole dispositive power with respect to 3,353,300 shares as a result of acting as an investment advisor to various clients.

(6)	The amount shown and the following information was provided by Eastbourne Capital Management, L.L.C. pursuant to a Schedule 13G dated February 9, 2006, indicating beneficial ownership as of December 31, 2005. Richard John Barry and Black Bean Offshore Master Fund, L.P., have shared voting and dispositive power over 3,119,842 and 2,075,735, respectively, of the shares held by Eastbourne Capital Management, L.L.C.

(7)	The amount shown and the following information was provided by Columbia Wanger Asset Management, L.P. pursuant to a Schedule 13G dated February 14, 2006, indicating beneficial ownership as of December 31, 2005. The Schedule 13G indicates that Columbia Wanger Asset Management, L.P., an investment advisor registered under Section 203 of the Investment Advisor Act of 1940, and WAM Acquisition GP, Inc., its general partner, had shared voting and dispositive power with regard to 2,005,300 shares as a result of Columbia Wanger Asset Management, L.P. acting as an investment advisor to various clients.

(8)	Includes 1,205,320 shares subject to options exercisable within 60 days and 100,000 shares owned by Medford Future Fund, LLLP, a family limited liability limited partnership of which Dr. Medford is the general partner. As the general partner, Dr. Medford exercises voting and investment power over these shares.

(9)	Includes 88,900 shares subject to options exercisable within 60 days and 100,000 shares owned by Jane Alexander, Dr. Alexander’s spouse.

(10)	Includes 303,220 shares subject to options exercisable within 60 days.

(11)	Includes 87,300 shares subject to options exercisable within 60 days.

(12)	Includes 28,000 shares subject to options exercisable within 60 days.

(13)	Includes 105,780 shares subject to options exercisable within 60 days.

(14)	Includes 56,800 shares subject to options exercisable within 60 days.

(15)	Includes 40,100 shares subject to options exercisable within 60 days.

(16)	Includes 57,600 shares subject to options exercisable within 60 days.

(17)	Includes 38,200 shares subject to options exercisable within 60 days.

(18)	Includes 43,500 shares subject to options exercisable within 60 days.

(19)	Includes 2,054,720 shares subject to options exercisable within 60 days.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In January 1995, we entered into a license agreement with Emory University. Under the terms of this agreement, Emory granted to us an exclusive right and license to make, use and sell products utilizing inventions claimed in several patents developed by employees of Emory. The Emory employees who developed the licensed patents include Russell M. Medford, M.D., Ph.D., our President, Chief Executive Officer and director, and R. Wayne Alexander, M.D., Ph.D., a member of our board of directors. The license agreement required us to make royalty payments to Emory based on certain percentages of net revenue we derive from sales of products utilizing inventions claimed in the licensed patents and from sublicensing of the licensed patents. The license agreement also provided for milestone payments to Emory upon the occurrence of certain events relating to the development of products utilizing the licensed patents. Drs. Alexander, Medford and/or Margaret K. Offermann, M.D., Ph.D., Dr. Medford’s wife, will receive a portion of our payments to Emory under the license agreement. We paid a signing fee to Emory upon the execution of this agreement and an additional amount for achievement of the first and second milestone under the agreement. The Emory license agreement was amended in August 2005 to eliminate any further milestone payments and to provide that Emory will receive a percentage of any milestone payments or royalties received by AtheroGenics related to the development and sale of products utilizing the Emory patents.
      In 2005, we had a sublease agreement with Inhibitex, Inc. for a portion of our office and laboratory space. The monthly lease payments averaged approximately $14,200 in 2005. The lease term expired December 31, 2005. Dr. Medford, our President and Chief Executive Officer, and Mr. Henos, the Chairman of our board of directors, are both directors of Inhibitex.
PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees
      Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, as amended, our board of directors is divided into three classes, with each director serving a three-year term. Directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, and until their successors are duly elected and qualified. The directors in Class I, Mr. Bearman, Mr. Bryson and Dr. Dagi, hold office until the 2007 annual meeting of shareholders. The directors in Class II, Dr. Alexander and Dr. Scott, hold office until the 2008 annual meeting of shareholders. The directors in Class III, Mr. Henos, Dr. Medford and Mr. Pappas, hold office until this annual meeting of shareholders. No family relationships exist among any of our directors or executive officers. Class II currently has two vacancies while the board of directors seeks appropriate candidates to fill the seats. Pursuant to AtheroGenics’ articles of incorporation, a vote of the majority of the board of directors may fill these vacancies. Any director chosen to fill either of these vacancies will hold office for the remaining term of the Class II directors.
      The board of directors has nominated Mr. Henos, Dr. Medford and Mr. Pappas for re-election as Class III directors to serve until the 2009 annual meeting of shareholders.
      The nominees have consented to serve another term as directors if re-elected. If the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate substitute nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancies to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.
      The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect Michael A. Henos, Russell M. Medford, M.D., Ph.D. and Arthur M. Pappas as Class III directors for a three-year term expiring at the 2009 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.
Executive Officers and Directors
      The following table sets forth certain information regarding our executive officers and directors as of March 1, 2006:

Name	Age	Position

Russell M. Medford, M.D., Ph.D.	51	President, Chief Executive Officer and Director
Mark P. Colonnese	50	Senior Vice President of Finance and Administration, and Chief Financial Officer
Robert A. D. Scott, M.D.	52	Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer
Joseph M. Gaynor, Jr.(1)	45	Vice President, General Counsel and Secretary
W. Charles Montgomery, Ph. D	59	Vice President of Business Development
Michael A. Henos(2)	56	Chairman of the Board of Directors
R. Wayne Alexander, M.D., Ph.D.(3)	64	Director
David Bearman(4)	60	Director
Vaughn D. Bryson(2)(3)	67	Director
T. Forcht Dagi, M.D.(4)	57	Director
Arthur M. Pappas(3)(4)	58	Director
William A. Scott, Ph.D.(2)	65	Director

(1)	Mr. Gaynor joined AtheroGenics in June 2005.

(2)	Member of the compensation committee.

(3)	Member of the corporate governance and nominating committee.

(4)	Member of the audit committee.

      Russell M. Medford, M.D., Ph.D. has served as a member of AtheroGenics’ board of directors since the Company’s inception in 1993. Dr. Medford has been the President and Chief Executive Officer since 1995 after serving as Executive Vice President from 1993 to 1995. Dr. Medford is a director of Inhibitex, Inc., a clinical stage biopharmaceutical company. In addition to serving as Chairman of the Georgia Biomedical Partnership, Dr. Medford serves on the Southeastern Life Sciences Association (SELSA) Board of Directors and the Biotechnology Industry Organization’s (BIO) Emerging Companies Section Governing Body. He is an inaugural Fellow of the Council on Basic Cardiovascular Sciences of the American Heart Association and has held a number of academic appointments at the Emory University School of Medicine, most recently as Clinical Professor (adjunct) of Medicine. Dr. Medford is a molecular cardiologist whose research has focused on the molecular basis of cardiovascular disease. Dr. Medford received a B.A. from Cornell University, and an M.D. with Distinction and a Ph.D. in molecular and cell biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital and served as a fellow in cardiology at the Brigham and Women’s Hospital and Harvard Medical School, where he also served on the faculty of Medicine.
      Mark P. Colonnese has served as Senior Vice President of Finance and Administration and Chief Financial Officer since January 2002. He had previously served as our Vice President of Finance and Administration and Chief Financial Officer since 1999. Prior to joining us, Mr. Colonnese was at Medaphis Corporation from 1997 to 1998, serving most recently as Senior Vice President and Chief Financial Officer. Previously, Mr. Colonnese was Vice President of Finance and Chief Financial Officer and a member of the executive committee at AAIPharma Inc., a pharmaceutical development company, from 1993 to 1997. Mr. Colonnese served on the board of directors of Endeavor Pharmaceuticals, Inc. from 1994 to 1997. From 1983 to 1993, Mr. Colonnese held a number of executive and management positions at Schering-Plough Corporation. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College.
      Robert A. D. Scott, M.D. joined AtheroGenics in August 2002 as Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer. From 1992 until joining AtheroGenics, Dr. Scott was with Pfizer Pharmaceutical Group, where he most recently served as Vice President and worldwide medical therapeutic head of the Cardiovascular and Metabolic Group. During his tenure at Pfizer, Dr. Scott also acted as Medical Director of Pfizer’s Cardiovascular Risk Factors Group in the U.S., as well as Medical Director of Pfizer Laboratories South Africa. Before joining Pfizer, Dr. Scott served as medical advisor for Janssen Pharmaceutica, where he managed the clinical trial department at the company’s South African affiliate. Dr. Scott holds a B.S. and an M.B. Ch.B. from the University of Cape Town and a Dip. Mid. COG from the University of South Africa.
      Joseph M. Gaynor, Jr. joined AtheroGenics in June 2005 as Vice President, General Counsel and Secretary. From 1995 until joining AtheroGenics, Mr. Gaynor served as Vice President, General Counsel and Secretary for all U.S. subsidiaries of the Belgian pharmaceuticals group, UCB Pharma. In that role, Mr. Gaynor directed a legal department responsible for licensing and collaborations, mergers and acquisitions, healthcare regulatory and corporate compliance matters, and the strategic management of complex litigation. From 1989 to 1995, Mr. Gaynor served as Legal Counsel at Lanier Worldwide, Inc. and from 1986 to 1989 was an associate at the Atlanta law firm of Powell, Goldstein, Frazer & Murphy. Mr. Gaynor received a B.S. in Accounting and Finance from Miami University and his law degree from Emory University School of Law in Atlanta, Georgia.
      W. Charles Montgomery, Ph.D. joined AtheroGenics in February 2004 as Vice President of Business Development. From 2002 until joining AtheroGenics, Dr. Montgomery was Vice President of Business Development and Portfolio Planning at Celera Genomics, a business segment of Applera Corporation that develops new therapies to improve human health. From 1987 to 2001, he served in various senior positions for the DuPont Pharmaceuticals Company and the DuPont Merck Pharmaceutical Company, most recently as Vice President and Co-Head of Business Development and Strategic Planning. Dr. Montgomery has a B.S. in Chemistry from the Southern Methodist University in Dallas, Texas and received a Ph.D. in Organic Chemistry from the University of Minnesota.

      Michael A. Henos has served as chairman of our board of directors since 1994 and was our Chief Financial Officer from 1994 to 1999. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., a venture capital firm with $250 million under management which principally invests in southeastern technology startup companies. Mr. Henos served as a general partner of Aspen Ventures, a $150 million early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as Chief Executive Officer of ProMed Technologies, Inc. Mr. Henos is the Chairman of the Board of Inhibitex, Inc., a clinical stage biopharmaceutical company.
      R. Wayne Alexander, M.D., Ph.D. is our scientific co-founder and has served as a member of our board of directors since our inception in 1993. Dr. Alexander has been a Professor of Medicine since 1988 and Chairman of the Department of Medicine of Emory University School of Medicine and Emory University Hospital since 1999. From 1988 to 1999, Dr. Alexander served as the Director of the Division of Cardiology at the Emory University School of Medicine and Emory University Hospital. Prior to his appointment at Emory University School of Medicine, Dr. Alexander served as Associate Professor of Medicine at Harvard Medical School from 1982 to 1988. Dr. Alexander received his Ph.D. in physiology from Emory University and his M.D. from Duke University School of Medicine. Dr. Alexander completed his residency in internal medicine at the University of Washington and completed his fellowship in cardiology at Duke University.
      David Bearman joined our board of directors in November 2002 and was also appointed to serve as the chairman of the Audit Committee. Mr. Bearman has served as the Executive Vice President and Chief Financial Officer of Hughes Supply, Inc., a distributor of construction, repair and maintenance products, since March 2003. From 1998 until his retirement in 2001, Mr. Bearman served as the Senior Vice President and Chief Financial Officer of NCR Corporation, a global technology company, and as a member of the NCR Executive Committee. From 1989 to 1998, Mr. Bearman served as the Executive Vice President and Chief Financial Officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers.
      Vaughn D. Bryson has served as a member of our board of directors since February 2000 and served in a consulting role from February 2000 until February 2004. Mr. Bryson was a 32-year employee of Eli Lilly & Company and served as President and Chief Executive Officer of Eli Lilly from 1991 to 1993. Mr. Bryson was Executive Vice President of Eli Lilly from 1986 until 1991 and served as a member of Eli Lilly’s board of directors from 1984 until his retirement in 1993. He serves as the President of Clinical Products, Ltd., a medical foods company that he founded in 1999. Mr. Bryson was Vice Chairman of Vector Securities International from 1994 to 1996. He is also a director of Amylin Pharmaceuticals Inc., Chiron Corporation and ICOS Corporation. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.
      T. Forcht Dagi, M.D., M.P.H., F.A.C.S., F.C.C.M. has served as a member of our board of directors since 1999. Since 1996, Dr. Dagi has been a Managing Partner of Cordova Ventures, LLP, a venture firm with over $250 million under management. Prior to joining Cordova, Dr. Dagi served as director and principal of Access Partners, an early stage biotechnology fund. Dr. Dagi serves as a director of privately-held AviGenics, Inc., Encelle, Inc. and ICORE, Inc. He chairs the New Technologies Committee of the American College of Surgeons and the Ethics Committee of the American Association of Neurological Surgeons. Dr. Dagi currently serves as director of the Goergen Entrepreneurial Institute and of the Alumni Advisory Board of the Wharton School. He chairs the Scientific Advisory Board for Oxford Finance Corporation, and serves as a member of the Scientific Advisory Boards of Vengrowth, Inc., Aegera, Inc., and GB Therapeutics, Inc. Dr. Dagi teaches biomedical entrepreneurship at the Harvard-MIT Department of Health Sciences and Technology, and serves as Senior Advisor to the National Institutes of Health in the Commercialization Assistance Program. Dr. Dagi holds an A.B. from Columbia College, an M.D. and an M.P.H. from Johns Hopkins, an M.T.S. from Harvard University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Dagi trained in neurosurgery at the Massachusetts General Hospital and Harvard University, where he was a Neuroresearch Foundation Fellow and Joseph P. Kennedy, Jr., Fellow. He is a diplomat of the American Board of Neurological Surgeons and a Fellow of the American College of Surgeons and the College of Critical Care Medicine.
      Arthur M. Pappas has served as a member of our board of directors since June 1995. Mr. Pappas is Managing Partner of A. M. Pappas & Associates, LLC, a life science venture capital firm. Prior to founding the firm in 1994, Mr. Pappas held senior level positions at several multinational pharmaceutical companies. He was an executive member of the board of directors of Glaxo Holdings plc, now GlaxoSmithKline, for which he was responsible for international operations including research, development and manufacturing. Mr. Pappas has held various senior executive positions with Abbott Laboratories International, Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of privately held Genstruct, Inc., Syntonix Pharmaceuticals, BrainCells, Inc. and CoLucid. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.
      William A. Scott, Ph.D. has served as a member of our board of directors since 1997 and served in a consulting role as our Vice President of Research from May 2000 to May 2001. Dr. Scott served as Chief Executive Officer and a member of the board of directors of Physiome Sciences, Inc., a company that specializes in the design of computer models of human organs, from 1997 to 1999. From 1983 to 1996, Dr. Scott held numerous positions at the Bristol-Myers Squibb Research Institute, most recently as Senior Vice President of Drug Discovery from 1990 until 1996. Dr. Scott has served as an Adjunct Professor at the Rockefeller University since 1983 and as an Associate Dean and Associate Professor at Rockefeller University. Dr. Scott has been a director of Avalon Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, since 1999 and Deltagen, Inc., a provider of drug discovery tools, since 2001.
Board Meetings and Committees
      During the year ended December 31, 2005, the board of directors held ten meetings. The board has also established three committees: an audit committee, a compensation committee and a corporate governance and nominating committee. During the year ended December 31, 2005, the audit committee held nine meetings, the compensation committee held six meetings and corporate governance and nominating committee held four meetings. Each director attended at least 75% of the aggregate meetings of the board of directors and any committee on which he served. Our board of directors has determined that, except for Dr. Medford, all of our directors are independent as defined by the listing standards of Nasdaq.
      All members of the board of directors are strongly encouraged, but not required, to attend AtheroGenics’ annual meetings of shareholders. At our 2005 Annual Meeting of Shareholders, eight of the directors then in office were in attendance.
      Audit Committee. The audit committee, which consists of Mr. Bearman, Chairman, Dr. Dagi and Mr. Pappas, is responsible for appointing and overseeing the performance of our independent registered public accounting firm, overseeing our accounting and financial reporting process and reviewing the scope, results and costs of the audits and other services provided by our independent registered public accounting firm. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee members are independent directors and meet applicable audit committee independence requirements of the Nasdaq listing standards and SEC regulations. The board of directors has determined that Mr. Bearman is an audit committee financial expert.
      Compensation Committee. The compensation committee, which consists of Dr. Scott, Chairman, Mr. Bryson and Mr. Henos, reviews and approves the compensation and benefits for our executive officers, administers our equity ownership plans, and makes recommendations to the board of directors regarding these matters. The members of the compensation committee are independent under Nasdaq listing standards.
      Corporate Governance and Nominating Committee. The corporate governance and nominating committee, which consists of Mr. Bryson, Chairman, Dr. Alexander and Mr. Pappas, oversees all aspects of our corporate governance functions on behalf of the board, including identifying and reviewing the qualifications of candidates to recommend for nomination to the board of directors, reviewing the composition of the board and its committees, monitoring board effectiveness, ensuring compliance with applicable Nasdaq and SEC requirements and making other recommendations to the board regarding matters related to our directors. The corporate governance and nominating committee members are independent directors under Nasdaq listing standards. A copy of the corporate governance and nominating committee charter and our corporate governance guidelines are available on our website at www.atherogenics.com.
      The corporate governance and nominating committee has not established any specific minimum qualifications that must be met for recommendation for a position on the board of directors. In considering potential candidates, the committee will include in their assessment attributes that they believe will be most beneficial to the functioning of the board. These attributes, as well as others that are deemed necessary or appropriate, include fulfillment of necessary independence requirements, the highest ethical standards and integrity, an ability to provide wise, informed and thoughtful counsel to top management on a range of issues and individual backgrounds that provide a diverse experience and knowledge commensurate with our needs.
      The corporate governance and nominating committee will use its network of contacts and may also engage a consulting or professional search firm to assist in locating qualified candidates for the board of directors. In 2005, a third-party search firm was contracted to assist in finding qualified candidates to fill the vacancies on the board of directors. The committee will also consider nominations submitted by the shareholders using the procedures set forth in our bylaws. To recommend a nominee, a shareholder must submit the following information to the committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address;

•	the number of shares of our common stock beneficially owned by the nominee and by the shareholder; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.
      This information must be received by the corporate governance and nominating committee at least 120 days prior to the anniversary of the date on which AtheroGenics first mailed its proxy materials for the prior year’s annual meeting of shareholders. For the proxy materials relating to the 2007 annual meeting, this date would be November 24, 2006. All notices should be sent to AtheroGenics, Inc., c/o Corporate Secretary, 8995 Westside Parkway, Alpharetta, Georgia 30004. The corporate governance and nominating committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided within the time frame provided by the committee for the nominee to be considered. Nominees recommended by a shareholder will be evaluated on the same basis as other nominees.
Shareholder Communication with the Board of Directors
      Shareholders may communicate with the board by writing to the attention of the Board of Directors c/o Corporate Secretary, AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

Director Compensation
      Non-employee directors each receive $30,000 in base annual compensation payable in equal quarterly installments, plus $5,000 for each additional committee membership unless serving as the chairman of the applicable committee, $10,000 for the chairman of the compensation committee and the corporate governance and nominating committee, $15,000 for the chairman of the audit committee and $40,000 for the chairman of the board of directors. Upon initial election to the board of directors, each non-employee director is granted a non-qualified stock option to acquire 24,000 shares of common stock. The exercise price is equal to the fair market value of our common stock on the date of grant and the option vests one-third at the time of election and one-third on each of the first and second anniversaries of election. The chairman and non-employee directors also receive annually 36,000 and 16,000, respectively, non-qualified stock options. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year. In addition, we reimburse all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.
EXECUTIVE COMPENSATION
      The following table summarizes the compensation paid to or earned during the years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2005, 2004 and 2003. The executive officers listed in the table below are referred to as the “named executive officers.”
Summary Compensation Table

					Long-Term
					Compensation

					Securities
					Underlying
		Annual Compensation			Options
	Fiscal				(Number of	All Other
Name and Principal Position	Year	Salary	Bonus		Shares)	Compensation(1)

Russell M. Medford, M.D., Ph.D.	2005	$368,706	$365,108		—	$13,575
President and Chief Executive Officer	2004	354,525	134,720		140,000	13,323
	2003	337,672	128,304		120,000	12,433
Mark P. Colonnese	2005	283,820	229,470		—	11,525
Senior Vice President of Finance and	2004	272,904	76,429		60,000	10,081
Administration and Chief Financial Officer	2003	255,050	67,843		57,000	8,604
Robert A. D. Scott, M.D.	2005	286,741	130,288		—	11,474
Senior Vice President of Drug	2004	275,713	77,200		60,000	11,174
Development and Regulatory Affairs and Chief Medical Officer	2003	250,000	77,000		66,000	132,453	(2)
Joseph M. Gaynor, Jr.(4)	2005	125,000	156,250	(3)	50,000	1,420
Vice President, General Counsel and Secretary
W. Charles Montgomery, Ph.D.	2005	260,000	140,000		—	11,712
Vice President of Business Development	2004	210,256	122,500	(3)	100,000	144,412	(2)

(1)	Includes a 401(k) plan matching contribution by us for 2005, 2004 and 2003, respectively, in the amounts of $6,500, $6,479 and $6,000 for Dr. Medford; $7,000, $6,500 and $6,000 for Mr. Colonnese and $6,500, $6,500 and $6,000 for Dr. Scott and for 2005, $7,000 for Dr. Montgomery and $313 for Mr. Gaynor.

Also includes premiums for long-term disability insurance and term life insurance paid by us for 2005, 2004 and 2003, respectively, in the amounts of $7,075, $6,844 and $6,433 for Dr. Medford; $4,525,

$3,581 and $2,604 for Mr. Colonnese and $4,974, $4,674 and $4,650 for Dr. Scott, and for 2005 and 2004, respectively, $4,712 and $1,971 for Dr. Montgomery and for 2005, $1,107 for Mr. Gaynor.

(2)	Includes reimbursement for moving and relocation expenses paid by us for 2003 in the amount of $122,491 for Dr. Scott and for 2004 in the amount of $142,441 for Dr. Montgomery.

(3)	Includes a signing bonus for 2005 in the amount of $50,000 for Mr. Gaynor and for 2004 in the amount of $60,000 for Dr. Montgomery.

(4)	Mr. Gaynor joined AtheroGenics in June 2005.
Option Grants in Year Ended December 31, 2005
      The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2005. All options were granted under our 2004 Equity Ownership Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us terminates. Options vest at the rate of 25% on the first anniversary of the vesting commencement date and 2%-3% monthly thereafter in 36 installments. All options were granted with exercise prices equal to the fair market value on the date of the grant.

Potential Realizable
	Individual Grant				Value at Assumed
Annual Rates of Stock
	No. of Securities	Percent of Total			Price Appreciation for
	Underlying	Options Granted	Exercise		Option Term (3)
	Options Granted	to Employees in	Price	Expiration
Name	(#)(1)	Fiscal Year (2)	($/Share)	Date	5%	10%

Russell M. Medford, M.D., Ph.D.	—	—	$—	—	$—	$—
Mark P. Colonnese	—	—	—	—	—	—
Robert A. D. Scott, M.D.	—	—	—	—	—	—
Joseph M. Gaynor, Jr.	50,000	26.9%	15.98	6/30/2015	502,487	1,273,400
W. Charles Montgomery, Ph.D.	—	—	—	—	—	—

(1)	Options related to performance in 2005 were granted in February 2006 and are therefore not included in this table. Information regarding these grants may be found in our Current Report on Form 8-K filed with the SEC on March 10, 2006.

(2)	In 2005, we granted options to employees to purchase an aggregate of 185,900 shares of common stock.

(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are used in accordance with the rules of the SEC. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.
Aggregate Option Exercises in Fiscal Year Ended December 31, 2005 and Year-End Option Values
      The following table sets forth option exercises by the named executive officers during the 2005 fiscal year, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of December 31, 2005 and

(ii) the respective value for “in-the-money” options, which represents the positive spread between exercise price of existing options and the fair market value of AtheroGenics’ common stock at December 31, 2005.

			Number of Securities
		Value	Underlying Unexercised		Value of Unexercised
	Number of	Realized of	Options at		In-the-Money Options
	Shares	Shares	December 31, 2005		December 31, 2005
	Acquired on	Acquired on
Name	Exercise	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Russell M. Medford, M.D., Ph.D.	125,000	$2,002,000	1,173,000	201,000	$19,634,500	$762,600
Mark P. Colonnese	100,000	2,102,448	288,100	91,500	4,066,753	373,575
Robert A. D. Scott, M.D.	16,100	208,762	86,900	99,100	668,933	440,842
Joseph M. Gaynor, Jr.	—	—	—	50,000	—	201,500
W. Charles Montgomery, Ph.D.	—	—	35,000	65,000	18,225	22,275
Employment Agreements
      We have entered into an employment agreement with Dr. Medford, our President and Chief Executive Officer, dated as of March 1, 2001.
      Our employment agreement with Dr. Medford has an initial term of three years, commencing on the effective date of the agreement. The initial term extends automatically for one year on the second anniversary of the effective date of the agreement and on each anniversary thereafter, unless, prior to such anniversary, either party gives notice that it wishes to terminate the agreement at the end of the then current employment term. The agreement provides for a base salary of not less than $275,000 per year and annual incentive compensation to be determined by our board of directors in its discretion. However, for the first year of the agreement, the target annual incentive compensation was $104,500, or 38% of base salary. Our board of directors will grant annually to Dr. Medford (subject to availability) additional stock or stock options having a value of at least 60% of Dr. Medford’s then current base salary. The employment agreement provided Dr. Medford with a one-time allowance for financial and tax planning assistance in a lump sum payment not to exceed $25,000. The employment agreement also provided Dr. Medford with a one-time signing bonus of $20,000.
      If we terminate Dr. Medford’s employment agreement other than for cause or we choose not to extend the agreement, or if Dr. Medford terminates the agreement as a result of a constructive discharge or a change of control of AtheroGenics, we must pay Dr. Medford an amount equal to two times the sum of his then current base salary and the pro rata portion of his target annual incentive compensation for the year in which the termination occurs. In the event that Dr. Medford voluntarily resigns or is discharged for cause, he will receive no special severance benefits or compensation. Dr. Medford’s employment agreement also has post-termination noncompetition and nonsolicitation provisions which prohibit him from competing with AtheroGenics or soliciting its customers or employees for one year following his termination.
      We entered into individual employment agreements, effective December 22, 2004, with each of Mark P. Colonnese, our Senior Vice President of Finance and Administration, Chief Financial Officer, Robert A. D. Scott, M.D., our Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer, and W. Charles Montgomery, Ph.D., our Vice President of Business Development, and effective May 31, 2005 with Joseph M. Gaynor, Jr. our Vice President, General Counsel and Secretary (each an “Executive”).
      Each agreement is effective for an initial term of one year, with automatic extensions for successive one-year terms. Each agreement provides for an annual base salary as follows: Mr. Colonnese: $272,903.53; Dr. Scott: $275,712.59; Mr. Gaynor: $250,000.00 and Dr. Montgomery: $250,000.00. The annual salaries may be increased from time to time at the discretion of the board of directors or a committee thereof. In addition, each Executive is entitled to cash incentive compensation awards each year, subject to achievement of company and personal performance goals as determined by the compensation committee. The Executives are also entitled to receive stock awards and options as determined by our board of directors or a committee thereof, and to receive employee benefits and perquisites as provided to all our executive management personnel.
      If we terminate an Executive’s employment agreement other than due to death, disability, mandatory retirement or cause (as defined in the agreement), each agreement provides for severance benefits to be paid to the Executive including: (i) one year’s base salary, (ii) up to 100% of the target annual incentive, and (iii) up to 12 months’ acceleration of stock option vesting. The amount of each item listed above is based on the affected Executive’s level and term of employment. The Executive must sign a general release of claims in favor of AtheroGenics in order to receive the salary and annual incentive severance payment.
      Upon a change of control (as defined in the agreement), each agreement provides that up to 18 months of vesting for unvested stock options will be accelerated. If within 24 months of a change of control of AtheroGenics there is a termination of employment that would entitle the Executive to severance as described above, the Executive is entitled to the following benefits (in lieu of the above) (i) a salary severance payment of up to two times annual base salary, (ii) up to 100% of target annual incentive for the year of termination, (iii) immediate vesting for all unvested stock options, and (iv) an additional excise tax gross-up payment, if applicable, for Mr. Colonnese and Dr. Scott.
      Under the agreements, each of the Executives has agreed not to compete with AtheroGenics, to provide a one-year non-solicitation obligation, and to maintain the confidentiality of company information.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
General Philosophy on Executive Compensation
      AtheroGenics’ executive compensation program is administered by the compensation committee of the board of directors, which is composed of three non-employee directors. The committee is responsible for establishing and administering the policies that govern both executive annual compensation and all employee equity ownership programs. All decisions by the committee relating to the compensation of AtheroGenics’ executive officers are reviewed by the full board of directors.
Overview and Philosophy
      The goals of AtheroGenics’ executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of AtheroGenics;

•	align management’s interests with the success of AtheroGenics by placing a portion of the executive’s compensation at risk in relation to AtheroGenics’ performance; and

•	align management’s interests with shareholders by including long-term equity incentives.
      The committee believes that AtheroGenics’ executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, AtheroGenics regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside AtheroGenics and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, AtheroGenics believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

Executive Compensation Program
      AtheroGenics’ executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all employees of AtheroGenics, such as medical insurance programs, life insurance programs and our 401(k) plan.
Base Salary
      At the beginning of each fiscal year, the committee establishes an annual salary plan for AtheroGenics’ senior executive officers based on recommendations made by AtheroGenics’ Chief Executive Officer. The committee attempts to set base salary compensation within its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. The committee has reviewed compensation for comparable positions by reviewing published compensation data as part of its efforts to set the annual cash compensation for AtheroGenics’ executives. The committee has attempted to make salary determinations based upon both AtheroGenics’ financial performance and the individual’s performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual’s contribution to AtheroGenics as a whole, including his or her ability to motivate others, develop the skills necessary to grow as AtheroGenics matures, recognize and pursue new business opportunities and initiate programs to enhance AtheroGenics’ growth and success.
Annual and Long-Term Incentive Compensation
      AtheroGenics has no formal bonus program for its key employees, although the committee may consider adopting such a program in the future. Bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process.
      AtheroGenics’ 2004, 2001 and 1997 Equity Ownership Plans are designed to promote the harmonization of long-term interests between AtheroGenics’ employees and its shareholders and to assist in the retention of executives and employees. The size of option grants is generally intended by the committee to reflect the executive’s position with us and his or her contributions to AtheroGenics. Stock options generally vest over a period not to exceed four years from the date of the grant in order to encourage key employees to continue in the employ of AtheroGenics. Stock options are granted with an option exercise price equal to the fair market value of AtheroGenics’ common stock on the date of the grant.
Compensation of Chief Executive Officer
      In fiscal 2005, Dr. Medford, our President and Chief Executive Officer, received cash compensation of $733,814, which represented his base salary of $368,706 for 2005 and bonus of $365,108. The amount of Dr. Medford’s base salary is set annually by the board of directors. See “Employment Agreements” above for a description of the employment agreement between Dr. Medford and AtheroGenics.

Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or to any of the other named executive officers in the proxy statement. The deductibility of executive compensation in excess of the limit set in Section 162(m) of the Internal Revenue Code 1986, as amended, was not a factor in the committee’s determination of 2005 compensation levels. The committee will continue to review AtheroGenics’ executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

Compensation Committee:

William A. Scott, Ph.D., Chairman
Michael A. Henos
Vaughn D. Bryson
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth certain information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2005.
Equity Compensation Plan Information

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	4,375,632	$11.17	3,379,208
Equity compensation plans not approved by shareholders	—	—	—

Total	4,375,632	$11.17	3,379,208

STOCK PERFORMANCE GRAPH
      The following graph shows the total shareholder return of an investment of $100 in cash in AtheroGenics’ common stock from December 31, 2000 through December 31, 2005, compared to the total return of the same investment in the Nasdaq Composite (U.S.) Index and the Nasdaq Index-Biotech for that same period. All values assume reinvestment of the full amount of all dividends, although dividends have never been declared on AtheroGenics’ common stock.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

AtheroGenics, Inc.	$100.00	$121.00	$148.20	$297.20	$471.20	$400.20
Nasdaq Composite (U.S.) Index	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27
Nasdaq Index — Biotech	$100.00	$83.80	$45.81	$66.77	$70.86	$72.87
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in AtheroGenics stock with the SEC. Based on a review of written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2005 except for a late Form 4 filing reporting an annual option grant for Mr. Bryson.

REPORT OF THE AUDIT COMMITTEE
      The audit committee operates in accordance with its written charter, which is filed as Appendix A to this proxy statement, which sets forth the responsibilities of the audit committee. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements as of and for the period ended December 31, 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also reviewed with management their evaluation of the systems of internal controls and procedures for financial reporting, and disclosure controls and procedures.
      The committee reviewed with the independent registered public accounting firm (“independent auditors”), who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles, the adequacy of the controls and procedures for financial reporting and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and AtheroGenics, including the matters identified in the written disclosures delivered to the committee by the independent auditors as required by the Independence Standards Board.
      The committee discussed with the independent auditors the overall scope and plans for their respective audits. The committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
      Based on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The board of directors, upon the recommendation of the audit committee, has also appointed Ernst & Young LLP as AtheroGenics’ independent auditors for fiscal 2006, subject to shareholder ratification at the annual meeting.

Audit Committee:

David Bearman, Chairman
T. Forcht Dagi, M.D.
Arthur M. Pappas
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The audit committee of AtheroGenics has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2006, and has directed that such appointment be submitted to the shareholders of AtheroGenics for ratification at the annual meeting. Ernst & Young LLP has served as the independent registered public accounting firm of AtheroGenics since 1994, and is considered by management of AtheroGenics to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider the appointment.
      Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.
      The audit committee and board of directors unanimously recommend that the shareholders vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for fiscal 2006.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit and Non-Audit Fees
      The following table shows the fees paid by AtheroGenics for the audit and other services provided by Ernst & Young LLP for fiscal years ended December 31, 2005 and 2004.

	2005	2004

Audit Fees	$327,156	$267,668
Audit-Related Fees	—	—
Tax Fees	—	8,132
All Other Fees	—	—

Total	$327,156	$275,800

      Audit Fees. Audit fees for the fiscal years ended December 31, 2005 and 2004 were for professional services rendered for the audits of our annual financial statements, quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q and review of our regulatory filings for our convertible debt offering. In addition, in 2005 and 2004, audit fees included the audit of our internal control over financial reporting.
      Tax Fees. Tax fees for the fiscal year ended December 31, 2004 were for services related to federal and state income tax returns.
      The audit committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.
Pre-approval Policies and Procedures
      The audit committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.
      If AtheroGenics has a need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the audit committee must approve each such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the audit committee has delegated to the Chairman of the committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire audit committee for ratification at the next committee meeting.

SHAREHOLDER PROPOSALS
      Shareholders’ proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to the Corporate Secretary, no later than November 24, 2006. Shareholders’ proposals not intended for inclusion in such proxy statement, but intended to be presented at the 2007 Annual Meeting of Shareholder must be delivered in the same manner by February 9, 2007. In accordance with Article I, Section 1 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to Article I, Section 3(c) of our bylaws, a shareholder who presents a proposal for a meeting other than the annual meeting must deliver written notice to us at the address above, addressed to the Corporate Secretary, no earlier than the 90th day prior to such meeting and no later than the close of business on the 60th day prior to such meeting or the tenth day following the day on which public announcement is made of the date of such meeting. The notice must include the information required by Article I, Section 3(c) of the bylaws.
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
      The board of directors of AtheroGenics knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of AtheroGenics.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board
Alpharetta, Georgia
March 24, 2006
      AtheroGenics is mailing its 2005 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

APPENDIX A
AtheroGenics, Inc.
Audit Committee Charter
Organization
      This charter governs the operations of the audit committee of AtheroGenics, Inc. The committee shall review and reassess the charter at least annually and the charter and any amendments to the charter shall be approved by the board of directors. The members of the committee shall be members of the board of directors and shall be appointed annually by the board. The members of the committee may be removed by the board of directors at any time. The committee shall consist of at least three directors, as determined by the board, each of whom are independent of management and AtheroGenics. A member of the committee shall be considered independent as long as he or she does not accept directly or indirectly any consulting, advisory, or other compensatory fee from AtheroGenics other than for service as a director or member of a committee of the board, is not an affiliated person of AtheroGenics or its subsidiaries, and meets the independence requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Each committee member must be able to read and understand fundamental financial statements, and no committee member shall have participated in the preparation of the financial statements of AtheroGenics or any subsidiary thereof at any time during the last three years. At least one member shall satisfy all applicable financial and accounting expertise requirements of Nasdaq, and the requirements for an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) regulations. The committee shall meet quarterly and more frequently if circumstances require.
Purpose
      The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (i) the integrity of AtheroGenics’ financial statements; (ii) the accounting and financial reporting process; (iii) the systems of internal controls and procedures for financial reporting and disclosure controls and procedures; (iv) the performance of AtheroGenics’ independent auditors; (v) the independent auditors’ qualifications and independence; and (vi) AtheroGenics’ compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of AtheroGenics.
      In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of AtheroGenics and the authority to engage and determine the compensation of independent counsel and other advisers as it determines necessary to carry out its duties. The committee is also empowered to create subcommittees with such powers as the committee shall from time to time confer.
Duties and Responsibilities
      The primary responsibility of the audit committee is to oversee AtheroGenics’ financial reporting process on behalf of the board and report the results of their activities to the board. While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that AtheroGenics’ financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of AtheroGenics’ financial statements and for the appropriateness of the accounting principles and reporting policies that are used by AtheroGenics. The independent auditors are responsible for auditing AtheroGenics’ financial statements and for reviewing AtheroGenics’ unaudited interim financial statements. The independent auditors are ultimately accountable to the Board of Directors and the committee and shall report directly to the committee.

      The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.
      1. The committee shall be directly responsible for the appointment (subject to shareholder ratification), termination, compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.
      2. At least annually, the committee shall obtain and review a report by the independent auditors describing:

(a) The firm’s internal quality control procedures.

(b) Any material issues raised by the most recent internal quality control review, or peer review, of the firm, and any steps taken to deal with any such issues.

(c) All relationships between the independent auditors and AtheroGenics to assess the auditors’ independence, including the information required by Independence Standards Board Standard No. 1.
      3. The committee shall actively discuss with the independent auditors any relationships or services that may impact the objectivity and independence of the independent auditors and will take appropriate action to oversee the independence of the independent auditors.
      4. The committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the requirements of SEC regulations and Nasdaq listing standards.
      5. The committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including AtheroGenics’ policies and procedures to assess, monitor, and manage business risk, and legal, and any ethical compliance programs.
      6. The committee shall review with management including both the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), on a quarterly basis:

(a) the evaluation by the CEO and CFO of the effectiveness of disclosure controls and procedures and internal controls and procedures for financial reporting; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in AtheroGenics’ internal controls and procedures for financial reporting or disclosure controls and procedures
      7. The committee shall review the internal control report to be included in AtheroGenics’ Annual Report on Form 10-K, including management’s assessment of the effectiveness of AtheroGenics’ internal control structure and procedures for financial reporting as of the end of the most recent fiscal year, and the independent auditors’ attestation to and report on management’s assessment.
      8. The committee shall meet periodically with management and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall also provide sufficient opportunity for the independent auditors to meet privately with the members of the committee.

      9. The committee shall receive regular reports from the independent auditors including a report within the 90 day period prior to the filing of the independent auditors audit report with the SEC, on:

(a) all critical accounting policies and practices used by AtheroGenics; and any emerging accounting issues that may affect AtheroGenics.

(b) all alternative treatments of financial information within U.S. generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and

(c) other material written communications between the independent auditors and management.
      10. The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the release of the AtheroGenics’ Quarterly Earnings Announcement and the filing of AtheroGenics’ Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.
      11. The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in AtheroGenics’ Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.
      12. The committee shall establish procedures for the receipt, retention, and treatment of complaints received by AtheroGenics regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of AtheroGenics of concerns regarding questionable accounting or auditing matters.
      13. The committee shall review and approve all related party transactions for potential conflict of interest situations.
      14. The committee shall review with AtheroGenics’ counsel any legal matters related to a material violation of securities laws or breaches of fiduciary duty.
      15. The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.
      16. The committee shall prepare its report to be included in AtheroGenics’ annual proxy statement, as required by SEC regulations.
      17. The committee shall report regularly to the board of directors.

REVOCABLE PROXY
ATHEROGENICS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby constitutes and appoints Russell M. Medford, Mark P. Colonnese and Joseph M. Gaynor, Jr., and each or any of them, proxies of the undersigned (“Proxy Representatives”), with full power of substitution, to vote all of the shares of AtheroGenics, Inc., a Georgia corporation, which the undersigned may be entitled to vote at the Annual Meeting to be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Wednesday, April 26, 2006, at 9:00 a.m. (Eastern Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS
ATHEROGENICS, INC.
April 26, 2006
PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.
- OR -
INTERNET — Access “www.voteproxy.com” and follow
the on-screen instructions. Have your proxy card
available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â     Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet.     â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:☒

1.	Proposal to elect three Class III directors to serve until the 2009 Annual Meeting of Shareholders.

	☐	FOR ALL NOMINEES		NOMINEES

			¡	Michael A. Henos

	☐	WITHHOLD AUTHORITY	¡	Russell M. Medford

		FOR ALL NOMINEES	¡	Arthur M. Pappas

	☐	FOR ALL EXCEPT
(See instructions below)

2.	A proposal to ratify the	FOR	AGAINST	ABSTAIN
	appointment of	☐	☐	☐
Ernst & Young LLP as the
independent registered public
accounting firm of
AtheroGenics for the
fiscal year ending
December 31, 2006.

3.	In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark
“FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐	THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT
SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES
FOR CLASS III DIRECTORS AND FOR PROPOSAL 2.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.